Exhibit 10.7

EXPLANATORY NOTE

The Registrant has entered into director supplemental retirement plan agreements with each of James G. Graham; J. Densil Worthington; James E. Hill, Jr.; Maudie M. Davis; Murchison B. Biggs; Alan W. Thompson; Crawford Monroe Enzor, III; Roger Dale Ward; and E. Autry Dawsey, Sr. These agreements are substantially identical in all material respects except as to the parties thereto. In reliance on Instruction 2 to Item 601 of Regulation S-K, the Registrant is filing a copy of only one of the agreements. The following schedule identifies the other documents omitted and sets forth the material details in which such documents differ from this Exhibit 10.7:

Document Title	Party
Director Supplemental Retirement Plan Agreement	J. Densil Worthington

Director Supplemental Retirement Plan Agreement	James E. Hill, Jr.

Director Supplemental Retirement Plan Agreement	Maudie M. Davis

Director Supplemental Retirement Plan Agreement	Murchison B. Biggs

Director Supplemental Retirement Plan Agreement	Alan W. Thompson

Director Supplemental Retirement Plan Agreement	Crawford Monroe Enzor, III

Director Supplemental Retirement Plan Agreement	Roger Dale Ward

Director Supplemental Retirement Plan Agreement	E. Autry Dawsey, Sr.

DIRECTOR SUPPLEMENTAL RETIREMENT

PLAN AGREEMENT

The DIRECTOR SUPPLEMENTAL RETIREMENT PLAN AGREEMENT (this Agreement”) is made and entered into as of this 6th day of April, 2007 by and between Waccamaw Bank, a bank organized and existing under the laws of the State of North Carolina (the “Bank”), and James G. Graham (the “Director”).

WHEREAS, the Director is a member of the board of directors (“Board”) of the Bank and Waccamaw Bankshares, Inc. (the “Company”) and has for many years faithfully served the Bank and Company. It is the consensus of the Boards that the Director’s services have been of exceptional merit, in excess of the compensation paid, and an invaluable contribution to the profits and position of the Bank and Company. The Boards further believe that the Director’s experience, knowledge of corporate affairs, reputation, and industry contacts are of such value, and the Director’s continued services so essential to the future growth and profits of the Bank and Company, that it would suffer if the Director’s service were terminated,

ACCORDINGLY, effective as of the date first written above the Bank and the Director desire to enter into an Director Supplemental Retirement Plan Agreement under which the Bank shall agree to make certain payments to the Director after the Director’s retirement or to the Director’s beneficiary(ies) after the Director’s death (the “Director Plan”),

FURTHERMORE, the Bank and the Director intend that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Director Plan is also intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan, and

NOW THEREFORE, in consideration of services the Director has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Director agree as follows.

I. DEFINITIONS

(A)	Effective Date:

The Effective Date of the Director Plan is the date first written above.

(B)	Plan Year:

Plan Year means a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from Effective Date through December 31, 2007.

(C)	Retirement Date:

Retirement Date means retirement from service with the Bank or the Company that becomes effective on the first day of the calendar month after the month in which the Director attains the Normal Retirement Age or such later date as the Director actually retires.

(D)	Termination of Service:

Termination of Service means the Director’s voluntary resignation from service with the Bank or Company, the Director’s failure to be elected at any annual meeting of shareholders of the Bank or Company before the Normal Retirement Age or the Director’s removal from office for “cause” by the shareholders of the Bank or Company at a meeting of shareholders held for such purpose. If there is a dispute about the status of the Director or the date of the Director’s Termination of Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

(E)	Change in Control:

The term Change in Control means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(i) Change in ownership: a change in ownership of the Company occurs on the date any one person or group accumulates ownership of the Company’s stock constituting more than 50% of the total fair market value or total voting power of the Company’s stock,

(ii) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Company possessing 35% or more of the total voting power of the Company’s stock, or (y) a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors, or

(iii) Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires assets from the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(F)	Normal Retirement Age:

Normal Retirement Age means age 70.

(G)	Disability:

“Disability” means the Director suffers a sickness, accident or injury determined by the carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled. The Director must submit proof to the plan administrator (paragraph V) of the carrier’s or Social Security Administration’s determination upon the request of the plan administrator.

II. BENEFITS

(A)	Normal Retirement Age Benefits:

Subject to subparagraph II(D) hereinafter, a Director who remains in the service of the Bank and the Company until the Normal Retirement Age shall be entitled to receive an annual benefit amount equal to the amount set forth in Exhibit A. Said payments shall be made monthly (1/12th of annual benefit) beginning 30 days after the Director attains the Normal Retirement Age and shall continue for ten years.

(B)	Benefits for Termination of Service Before Normal Retirement Age:

If the Director suffers a Termination of Service, the Director shall be entitled to receive an annual benefit amount equal to the amount set forth in Exhibit A, or a percentage (indicated below) of that annual benefit amount if the Director has not had four full years of service with the Bank and Company subsequent to the date of this Agreement. Unless Termination of Service occurs within six months before the Director’s Normal Retirement Age, payment of benefits under this subparagraph II(B) shall commence 30 days after the Director’s Normal Retirement Age and shall continue for ten years. If Termination of Service occurs within six months before the Director’s Normal Retirement Age, payment of benefits under this subparagraph II(B) shall commence in the seventh month after the month in which the Director’s Termination of Service occurs and shall continue for ten years.

Number of Full Years of Employment from the Date of this Agreement	Vested Percentage (to a maximum of 100%)
Less than 1	0%
1	25%
2	50%
3	75%
4	100%

(C)	Death:

If the Director dies while there is a balance in the Director’s accrued liability retirement account, 90 days after the Director’s death the unpaid balance shall be paid in a single lump sum to the individual or individuals designated in a writing by the Director filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Director’s estate.

(D)	Discharge for Cause:

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Service is a result of removal from office for Cause. The term “Cause” means:

(i) A determination by the shareholders of the Bank or Company, in good faith, that the Director is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or Company or which has had or likely will have a material adverse effect on the business or reputation of the Bank or Company,

(ii) The violation by the Director of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Company, Bank or any of its affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Board of Governors of the Federal Reserve, Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks), which results from the Director’s gross negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Company, Bank or any of its affiliates or subsidiaries or to the reputation of the Company or Bank,

(iii) The commission in the course of the Director’s service with the Company or Bank of an act of fraud, embezzlement, or theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction),

(iv) The conviction of the Director of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies the Director from serving as a Director of, or a party affiliated with, the Bank or Company,

(v) The Director becomes unacceptable to, or is removed, suspended or prohibited from participating in the Company or Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority, or,

(vi) The occurrence of any event to have resulted in the Director being excluded from coverage, or having coverage limited as to the Director as compared to other covered directors, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(E)	Disability Benefit:

If the Director’s service is terminated because of Disability before Normal Retirement Age, the Director shall be entitled to receive the annual benefit amount set forth in Exhibit A upon submission to the Bank of written documentation and verification of Disability. Payment of the annual benefit shall be made monthly (1/12th of annual benefit) beginning in the seventh month after the month in which the Director’s Termination of Service for Disability occurs and shall continue for ten years.

(F)	Change in Control:

After a Change in Control that occurs before the Director attains Normal Retirement Age, the Director shall be entitled to receive [the unpaid accrued balance in a single lump sum][an annual benefit amount equal to the amount set forth in Exhibit A. Said payments shall be made monthly (1/12th of annual benefit) beginning 30 days after the Director attains the Normal Retirement Age and shall continue for ten years.

III. RESTRICTIONS UPON FUNDING AND BENEFIT ACCOUNTING

The Bank shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligations under this Director Plan. The Director, the Director’s beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, in its sole discretion, to fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature, and method of such funding. If the Bank elects to fund this Director Plan in whole or in part through the purchase of life insurance, mutual funds, disability policies, or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time in whole or in part. At no time shall any Director be deemed to have any lien, nor right, title, or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability, or annuity policy upon the life of the Director, the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

The Bank shall account for the benefit provided herein using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Director into which appropriate reserves shall be accrued.

IV. MISCELLANEOUS

(A)	Alienability and Assignment Prohibition:

Neither the Director nor the Director’s surviving spouse nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. If the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, the Bank’s liabilities hereunder shall forthwith cease and terminate.

(B)	Binding Obligation of the Bank and any Successor in Interest:

No sale, merger, or consolidation of the Company or the Bank shall occur unless the new or surviving entity expressly acknowledges the obligations under this Director Plan and agrees in writing to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs, and personal representatives.

(C)	Amendment or Revocation:

Subject to paragraph VI, it is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

(D)	Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine, or neuter gender, whenever they should so apply.

(E)	Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

(F)	Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

(G)	Applicable Law:

The laws of the State of North Carolina shall govern the validity and interpretation of this Agreement.

(H)	12 U.S.C. § 1828(k):

Any payments made to the Director under this Director Plan or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

(I)	Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

V. NAMED FIDUCIARY AND PLAN ADMINISTRATOR

(A)	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be Waccamaw Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

(B)	Claims Procedure and Arbitration:

If a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within 90 days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within 90 days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the 90-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within 90 days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within 90 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

If a dispute arises as to the Bank’s discharge of the Director “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VI. TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change in Control, this paragraph shall become null and void effective immediately upon the Change in Control.

VII. COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

The Bank and the Director intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Director’s service terminates the Director is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement will result in additional tax or interest to the Director because of section 409A, then despite any contrary provision of this Agreement the Director will not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Director’s employment for reasons other than the Director’s death, (y) the date of the Director’s death, or (z) any earlier date that does not result in additional tax or interest to the Director under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Director in a single lump sum, unless regular monthly installment payments beginning after a six-month delay are specifically provided for in this Agreement. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Director to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Director to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Director Supplemental Retirement Plan Agreement and executed the original thereof as of date first set forth above, and that upon execution each has received a conforming copy.

WACCAMAW BANK
Whiteville, North Carolina

	By:	/s/ Alan W. Thompson
	Its:	Chairman of the Board

/s/ Michelle W. Ward
Witness

[Corporate Seal]

DIRECTOR

/s/ James G. Graham
James G. Graham

15

Exhibit A

Participant	Age to Retire	Annual Retirement Benefit	Years of Benefit
James G. Graham	70	$10,000	10